AGREEMENT AND PLAN OF
                                   MERGER

                                BY AND AMONG

                              PHONE.COM, INC.



                              ONEBOX.COM, INC.


                           ONYX ACQUISITION CORP.


                                    AND

                   TIMOTHY HALEY, AS STOCKHOLDERS' AGENT




                             February 13, 2000









                             TABLE OF CONTENTS

                                                                          PAGE


ARTICLE I THE MERGER  2
         SECTION 1.1       THE MERGER........................................2
         SECTION 1.2       CLOSING...........................................2
         SECTION 1.3       EFFECTIVE TIME....................................2
         SECTION 1.4       EFFECT OF THE MERGER..............................2
         SECTION 1.5       CERTIFICATE OF INCORPORATION; BYLAWS..............3
         SECTION 1.6       DIRECTORS; OFFICERS...............................3
         SECTION 1.7       EFFECT ON CAPITAL STOCK...........................3
         SECTION 1.8       SURRENDER OF CERTIFICATES.........................6
         SECTION 1.9       NO FURTHER OWNERSHIP RIGHTS
                            IN COMPANY CAPITAL STOCK.........................9
         SECTION 1.10      LOST, STOLEN OR DESTROYED CERTIFICATES............9
         SECTION 1.11      TAX CONSEQUENCES..................................9
         SECTION 1.12      TAKING OF NECESSARY ACTION; FURTHER ACTION........9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................10
         SECTION 2.1       ORGANIZATION, STANDING AND POWER.................10
         SECTION 2.2       CAPITALIZATION; TITLE TO THE SHARES..............11
         SECTION 2.3       AUTHORITY........................................12
         SECTION 2.4       FINANCIAL STATEMENTS.............................13
         SECTION 2.5       ABSENCE OF CERTAIN CHANGES.......................13
         SECTION 2.6       ABSENCE OF UNDISCLOSED LIABILITIES...............14
         SECTION 2.7       LITIGATION.......................................14
         SECTION 2.8       RESTRICTIONS ON BUSINESS ACTIVITIES..............15
         SECTION 2.9       GOVERNMENTAL AUTHORIZATION.......................15
         SECTION 2.10      [INTENTIONALLY LEFT BLANK].......................15
         SECTION 2.11      TITLE TO PROPERTY................................15
         SECTION 2.12      INTELLECTUAL PROPERTY............................16
         SECTION 2.13      ENVIRONMENTAL MATTERS............................17
         SECTION 2.14      TAXES............................................19
         SECTION 2.15      EMPLOYEE BENEFIT PLANS...........................20
         SECTION 2.16      CERTAIN AGREEMENTS AFFECTED BY THE MERGER........22
         SECTION 2.17      EMPLOYEE MATTERS.................................22
         SECTION 2.18      INTERESTED PARTY TRANSACTIONS....................23
         SECTION 2.19      INSURANCE........................................23
         SECTION 2.20      COMPLIANCE WITH LAWS.............................23
         SECTION 2.21      MINUTE BOOKS.....................................24
         SECTION 2.22      COMPLETE COPIES OF MATERIALS.....................24
         SECTION 2.23      STOCKHOLDER AGREEMENTS; IRREVOCABLE PROXIES......24
         SECTION 2.24      VOTE REQUIRED....................................24
         SECTION 2.25      BROKERS' AND FINDERS' FEES.......................24
         SECTION 2.26      BOARD APPROVAL...................................24
         SECTION 2.27      CUSTOMERS AND SUPPLIERS..........................25
         SECTION 2.28      MATERIAL CONTRACTS...............................25
         SECTION 2.29      NO BREACH OF MATERIAL CONTRACTS..................26
         SECTION 2.30      THIRD PARTY CONSENTS.............................26
         SECTION 2.31      MATERIAL THIRD PARTY CONSENTS....................26
         SECTION 2.32      [INTENTIONALLY LEFT BLANK].......................26
         SECTION 2.33      YEAR 2000........................................26
         SECTION 2.34      TAX MATTERS......................................26
         SECTION 2.35      [INTENTIONALLY LEFT BLANK].......................27
         SECTION 2.36      [INTENTIONALLY LEFT BLANK].......................27
         SECTION 2.37      STATE TAKEOVER STATUTES..........................27
         SECTION 2.38      ACCOUNTS RECEIVABLE..............................27
         SECTION 2.39      REPRESENTATIONS COMPLETE.........................27

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........27
         SECTION 3.1       ORGANIZATION, STANDING AND POWER.................27
         SECTION 3.2       CAPITAL STRUCTURE................................28
         SECTION 3.3       AUTHORITY........................................28
         SECTION 3.4       SEC DOCUMENTS; FINANCIAL STATEMENTS..............29
         SECTION 3.5       ABSENCE OF UNDISCLOSED LIABILITIES...............29
         SECTION 3.6       BROKER'S AND FINDERS' FEES.......................30
         SECTION 3.7       STOCKHOLDER APPROVAL.............................30
         SECTION 3.8       APPROVAL.........................................30
         SECTION 3.9       TAX MATTERS......................................30
         SECTION 3.10      ABSENCE OF CERTAIN CHANGES.......................30

ARTICLE IV CONDUCT PRIOR TO THE CLOSING DATE................................31
         SECTION 4.1       CONDUCT OF BUSINESS OF THE COMPANY...............31
         SECTION 4.2       RESTRICTION ON CONDUCT OF
                            BUSINESS OF THE COMPANY.........................31
         SECTION 4.3       SOLICITATION.....................................34
         SECTION 4.4       STOCKHOLDER APPROVAL.............................35
         SECTION 4.5       FURTHER INFORMATION..............................35

ARTICLE V ADDITIONAL AGREEMENTS.............................................35
         SECTION 5.1       PREPARATION OF PERMIT APPLICATION, HEARING
                            REQUEST, HEARING NOTICE AND
                            INFORMATION STATEMENT...........................35
         SECTION 5.2       ACCESS TO INFORMATION............................36
         SECTION 5.3       CONFIDENTIALITY..................................37
         SECTION 5.4       PUBLIC DISCLOSURE................................37
         SECTION 5.5       CONSENTS; COOPERATION............................37
         SECTION 5.6       LEGAL REQUIREMENTS...............................38
         SECTION 5.7       BLUE SKY LAWS....................................38
         SECTION 5.8       EMPLOYEE BENEFIT PLANS; ASSUMPTION OF OPTIONS....38
         SECTION 5.9       FORM S-8.........................................39
         SECTION 5.10      LISTING OF ADDITIONAL SHARES.....................39
         SECTION 5.11      EMPLOYEES........................................40
         SECTION 5.12      EXPENSES.........................................40
         SECTION 5.13      REASONABLE BEST EFFORTS AND FURTHER ASSURANCES...40
         SECTION 5.14      INDEMNIFICATION..................................40
         SECTION 5.15      TERMINATION OF PENSION PLAN......................41
         SECTION 5.16      INFORMATION SUPPLIED.............................41
         SECTION 5.17      ESTABLISHMENT OF OPTION POOL.....................42
         SECTION 5.18      REGISTRATION STATEMENT...........................42

ARTICLE VI CONDITIONS TO THE CLOSING........................................42
         SECTION 6.1       CONDITIONS TO OBLIGATIONS OF EACH PARTY
                            TO EFFECT THE MERGER............................42
         SECTION 6.2       ADDITIONAL CONDITIONS TO OBLIGATIONS
                            OF THE COMPANY..................................43
         SECTION 6.3       ADDITIONAL CONDITIONS TO THE OBLIGATIONS
                            OF PARENT AND MERGER SUB........................44
         SECTION 6.4       FRUSTRATION OF CONDITIONS........................46

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............................46
         SECTION 7.1       TERMINATION......................................46
         SECTION 7.2       EFFECT OF TERMINATION............................47
         SECTION 7.3       EXPENSES.........................................47
         SECTION 7.4       AMENDMENT........................................47
         SECTION 7.5       EXTENSION; WAIVER................................48

ARTICLE VIII ESCROW AND INDEMNIFICATION.....................................48
         SECTION 8.1       ESCROW FUND......................................48
         SECTION 8.2       INDEMNIFICATION..................................48
         SECTION 8.3       ESCROW PERIOD....................................49
         SECTION 8.4       CLAIMS UPON ESCROW FUND..........................50
         SECTION 8.5       OBJECTIONS TO CLAIMS.............................51
         SECTION 8.6       RESOLUTION OF CONFLICTS; ARBITRATION.............51
         SECTION 8.7       STOCKHOLDERS' AGENT..............................52
         SECTION 8.8       ACTIONS OF THE STOCKHOLDERS' AGENT...............52
         SECTION 8.9       THIRD-PARTY CLAIMS...............................53

ARTICLE IX GENERAL PROVISIONS...............................................53
         SECTION 9.1       SURVIVAL.........................................53
         SECTION 9.2       NOTICES..........................................53
         SECTION 9.3       INTERPRETATION...................................54
         SECTION 9.4       COUNTERPARTS.....................................55
         SECTION 9.5       ENTIRE AGREEMENT; NONASSIGNABILITY;
                            PARTIES IN INTEREST.............................55
         SECTION 9.6       SEVERABILITY.....................................55
         SECTION 9.7       SOLE REMEDY; MAXIMUM AGGREGATE LIABILITY.........56
         SECTION 9.8       GOVERNING LAW....................................56
         SECTION 9.9       RULES OF CONSTRUCTION............................56
         SECTION 9.10      SPECIFIC PERFORMANCE.............................56
         SECTION 9.11      DESCRIPTIVE HEADINGS.............................56


EXHIBITS

Exhibit C         -        Form of Stockholder Agreement
Exhibit D         -        Form of Escrow Agreement
Exhibit H         -        Form of Employee Agreement
Exhibit K         -        Form of Parent Tax Certificate
Exhibit L         -        Form of Company Tax Certificate

SCHEDULES

Schedule 2.2(b)            Capitalization
Schedule 5.8               Employee Benefit Plans; Assumption of Options
Schedule 5.11              List of Employees Entering into Employee Agreements




              AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                  This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of, February 13, 2000, by and among PHONE.COM, INC., a Delaware corporation ("Parent"), ONYX ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), ONEBOX.COM, INC., a Delaware corporation (the "Company") and TIMOTHY HALEY, as Stockholders' Agent (the "Stockholders' Agent").

                                  RECITALS

                  WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its stockholders to consummate, the merger (the "Merger") of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Board of Directors of the Company, having carefully considered the long-term prospects and interests of the Company and the stockholders, has approved the transactions contemplated hereby and has resolved to recommend to its stockholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and the holders of at least a majority of the outstanding shares of Company Common Stock (as defined in Section 1.7(a)) and the holders of at least two-thirds of the outstanding shares of Company Preferred Stock (as defined in Section 1.7(a)) have entered into Stockholder Agreements in the form of Exhibits C attached hereto (the "Stockholder Agreements"), pursuant to which, among other things, each such holder has agreed to vote shares of Company Common Stock and/or Company Preferred Stock held by them in favor of approval and adoption of this Agreement; and

                  WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, as soon as practicable after the date of this Agreement, (i) Parent, the Company and the Stockholders' Agent are entering into an escrow agreement in the form of Exhibit D attached hereto (the "Escrow Agreement"), pursuant to which certain shares of Parent Common Stock issuable to the Company stockholders are to be placed in an escrow account to secure certain indemnification obligations of the Company to Parent; (ii) the Company will use its best efforts to encourage the employees identified on Schedule 5.11 to enter into confidential information and invention assignment agreements with Parent in the form of Exhibit H attached hereto (the "Employee Agreements"); and

                  WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company, and the sole stockholder of Merger Sub have approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the Delaware General Corporation Law ("Delaware Law"); and

                 WHEREAS, it is intended that the Merger qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:


ARTICLE I

                                 THE MERGER


Section 1.1       THE MERGER

                  At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

Section 1.2       CLOSING

                  The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Palo Alto, California time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI of this Agreement (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 220, Palo Alto, California 94301, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3       EFFECTIVE TIME

                  Upon the terms and subject to the conditions set forth in
Article VI of this Agreement, the parties hereto shall file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law. The Merger shall become effective at the time specified in the Certificate of Merger which specified time shall be a time on the Closing Date (the time at which the Merger becomes effective being the "Effective Time").

Section 1.4       EFFECT OF THE MERGER

                  The Merger shall have the effects set forth in the applicable provisions of Delaware Law.

Section 1.5       CERTIFICATE OF INCORPORATION; BYLAWS

                  At the Effective Time, the certificate of incorporation and by-laws of Acquisition, as in effect immediately prior to the Effective Time, shall become the certificate of incorporation and by-laws of the Surviving Corporation, except that from and after the Effective Time,
Article I of the certificate of incorporation will read in its entirety as follows:

                   "The name of the corporation is 'Onebox.com, Inc.'"

Section 1.6       DIRECTORS; OFFICERS

(a) The directors of Merger Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. In furtherance thereof, the Company shall secure, effective at the Effective Time of the Merger, such resignations of its incumbent directors as is necessary to enable the designees of Parent to be elected or appointed to the Board of Directors of the Company (the "Company Board"), and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed at the Effective Time. Concurrently, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute each committee of the Company Board.

(b) The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; provided, however, that this would not cause any of such persons to be, or be deemed to be an "affiliate" of Parent for purposes of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

Section 1.7       EFFECT ON CAPITAL STOCK

                  By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the Company's securities:

(a) Conversion of Company Capital Stock. Notwithstanding any provision of this Agreement to the contrary, the maximum number of shares of common stock, $0.001 par value per share, of Parent (the "Parent Common Stock") to be issued (including Parent Common Stock to be reserved for issuance upon the exercise of options ("Company Options") to purchase shares of common stock, $0.001 par value per share, of the Company ("Company Common Stock") assumed by Parent (as provided in Section 5.8)) in exchange for the acquisition by Parent of the Company Capital Stock and the assumption of all unexpired and unexercised outstanding options, warrants and other rights (whether vested, unvested or contingent upon the happening of some future event) to acquire Company Capital Stock shall be equal to 6,469,413 (the "Total Parent Shares"), reduced by the number of shares of Parent Common Stock that would otherwise be issuable to the holders of any Dissenting Shares (as defined in Section 1.7(e)). No adjustment shall be made in the number of shares of Parent Common Stock issued in the Merger, including as a result of (x) any increase or decrease in the market price of Parent Common Stock prior to the Effective Time not otherwise required by this Section 1.7(a) or (y) any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options to acquire Company Common Stock.

(b) For purposes of this Agreement, "Company Capital Stock" means, collectively, all Company Common Stock; all shares of Series A Preferred Stock, $0.001 par value per share, Series B Preferred Stock, $0.001 par value per share and Series C Preferred Stock, $0.001 par value per share of the Company (collectively "Company Preferred Stock"); and all Company Warrants (as defined below).

                  Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or Company Preferred Stock:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, which are Dissenting Shares shall be converted into and exchanged for the right to receive that fraction of a share of Parent Common Stock (the "Exchange Ratio" or the "Per Share Merger Consideration") equal to the quotient obtained by dividing (x) the Total Parent Shares by (y) the Fully Converted Number. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion and exchange have the same restrictions or vesting arrangements applicable to such shares prior to the conversion. "The Fully Converted Number" shall mean a number equal to the aggregate number of shares of Company Capital Stock, options, warrants and rights to purchase or otherwise acquire equity interest in the Company, whether vested, unvested or contingent upon the happening of some future event, in each case, outstanding or committed to be issued as of the Effective Time.

(ii) it being acknowledged by the parties that the consideration to which each share of Company Preferred Stock would otherwise be entitled as a result of the Merger in accordance with the Company's certificate of incorporation would be of lesser value than the Per Share Merger Consideration to which such share of Company Preferred Stock would have been entitled had the holder thereof converted such share of Company Preferred Stock into Company Common Stock in accordance with the Company's certificate of incorporation, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares, if any, which are Dissenting Shares) shall be converted into and exchanged for the right to receive the Per Share Merger Consideration.

(iii) the Company's Stock Option Plan (the "Company Stock Option Plan") and each Company Option granted thereunder and outstanding immediately prior to the Effective Time shall be assumed by Parent in accordance with Section 5.8 and thereafter each such Company Option shall constitute the right to receive options to purchase such number of shares of Parent Common Stock as shall be determined in accordance with Section 5.8.

(iv) the Company will use commercially reasonable efforts to provide that each holder of an outstanding warrant to purchase shares of Company Preferred Stock (collectively, the "Company Warrants") shall have the right to receive, in lieu of the shares of Company Preferred Stock theretofore issuable upon the exercise of such Company Warrant, the aggregate number of shares of Parent Common Stock that the holder of such Company Warrant would have been entitled to receive pursuant to this Section 1.7(a) had such holder exercised the Company Warrant in full immediately prior to the Closing, minus the number of shares of Parent Common Stock (or fraction of a share of Parent Common Stock) equal to the quotient of the aggregate exercise price of such Company Warrant divided by $131.3875 (the "Parent Stock Price"). Any Company Warrant which, nonetheless remains outstanding at the Effective Time shall become exercisable for Parent Common Stock in accordance with the terms of such Company Warrant.

(b) Capital Stock of Merger Sub. Each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Stock Price.

(e) Dissenters' Rights. "Dissenting Shares" shall mean any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal for such shares of Company Common Stock or Company Preferred Stock in accordance with section 262 of Delaware Law, if such section 262 provides for appraisal rights for such shares in the Merger, and, if
Section 2115 of the California General Corporation Law ("California Law") applies to the Company, such rights as may be granted to such holder under Chapter 13 of California Law.

(1) Subject to (2) below, notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the Per Share Merger Consideration or cash in lieu of fractional shares of Parent Common Stock pursuant to this Section 1.7, but the holder thereof shall be entitled to only such rights as are granted by Delaware Law.

(2) Notwithstanding the provisions of Section 1.7(a)(i), if any holder of shares of Company Common Stock or Company Preferred Stock who demands appraisal of such holder's shares of Company Common Stock or Company Preferred Stock under Delaware Law or California Law effectively withdraws or loses (through failure to perfect or otherwise) his/her/its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Company Common Stock or Company Preferred Stock shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration and cash in lieu of fractional shares of Parent Common Stock as provided in this Section 1.7, without interest, upon surrender of the certificate or certificates representing such shares of Company Common Stock or Company Preferred Stock (each such certificate, a "Company Certificate") pursuant to
         Section 1.8.

(3) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock or Company Preferred Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to Delaware Law or California Law received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law or California Law. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle, or offer to settle, any such demands.

(f) Cancellation of Company Capital Stock Owned by Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

Section 1.8       SURRENDER OF CERTIFICATES

(a) Exchange Agent. U.S. Stock Transfer Corporation shall act as exchange agent (the "Exchange Agent") in the Merger.

(b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall deliver to the Exchange Agent for exchange and payment in accordance with this Article I, through such reasonable procedures as Parent may adopt, (x) the shares of Parent Common Stock issuable pursuant to Section 1.7(a) (provided that delivery of any shares that are subject to vesting shall be in book entry form only until such vesting restrictions have lapsed) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time and (y) cash in lieu of fractional shares pursuant to Section 1.7(d).

(c) Exchange Procedures. (A) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a Company Certificate, whose shares were converted into the right to receive the Per Share Merger Consideration and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 1.7, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to Section 1.8(c)(B) hereof, the holder of such Company Certificate shall be entitled to receive in exchange therefor
(i) a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 1.7(a) (less the applicable proportion of the Escrow Shares (as defined below) attributable to such holder) and (ii) payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.7(d), and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence (i) the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and (ii) the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(d). As soon as practicable after the Effective Time, and subject to, and in accordance with, the provisions of Article VIII, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VIII) a certificate or certificates representing ten percent (10%) of the number of shares of Parent Common Stock to be issued in the Merger (the "Escrow Shares"), which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates cancelled pursuant to Section 1.7. The Escrow Shares, as allocated among each stockholder of the Company who is an employee of the Company, shall consist, to the extent possible, of equal proportions of shares subject to a right of repurchase and shares not subject to any repurchase rights, shall be beneficially owned by the holders thereof and shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Article
VIII. The Escrow Shares shall be shown as issued and outstanding on Parent's financial statement. To the extent not used for such purposes, such shares shall be released, in accordance with the provisions of Article VIII.

                  (B) Fifty percent (50%) of the shares of Parent Common Stock that are not subject to repurchase rights on the part of the Company at the Effective Time issued to each stockholder of the Company who is, at the Effective Time, an employee of the Company, pursuant to Sections 1.7(a) and 1.8(c)(A) hereof upon the surrender of a Company Certificate shall be so issued subject, until the one-year anniversary of the Closing, to the following restrictions:
                                    (x) such shares of Parent Common Stock
                           may not be offered for sale, sold, transferred, tendered, pledged, encumbered, assigned or otherwise disposed of; and

                                    (y) Parent shall instruct its transfer
                           agent to place on the certificates representing such shares of Parent Common Stock a legend indicating that the shares of Parent Common Stock represented by such certificates are subject to the transfer restrictions set forth in clause (x) above; and

                                    (z) Parent shall instruct its transfer
                           agent to issue stop transfer orders with respect to such shares of Parent Common Stock.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(d)) with respect to such shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Dissenting Shares. The provisions of this Section 1.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Per Share Merger Consideration and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 1.7.

Section 1.9       NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK

                  All shares of Parent Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

Section 1.10      LOST, STOLEN OR DESTROYED CERTIFICATES

                  In the event that any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and payment of cash in lieu of fractional shares as may be required pursuant to Section 1.7; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

Section 1.11      TAX CONSEQUENCES

                  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of section 368(a) of the Code. The shares of Parent Common Stock to be issued in the Merger are being delivered solely in exchange for Company Capital Stock, Company Options, Company Warrants or rights to acquire Company Capital Stock, and no portion thereof is to be allocated for tax purposes to any of the covenants or undertakings of any party hereto.

Section 1.12      TAKING OF NECESSARY ACTION; FURTHER ACTION

                  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.


ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements (as defined in Section 2.3). Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that (x) is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement except, for each of (x) and (y) above, to the extent that no such event, change, condition or effect results from changes in general economic conditions, or from changes affecting the industry generally in which the party operates.

                  Any reference to a party's "knowledge" means (i) with respect to any natural person, the actual knowledge, of such person, or
(ii) with respect to any corporation or entity, the actual knowledge of such party's officers and directors provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

                  Except as disclosed in that section of the document of even date herewith delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations or warranties pertain (unless the application to some other section is reasonably obvious), the Company represents and warrants to Parent as follows:

Section 2.1       ORGANIZATION, STANDING AND POWER

                  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Company. The Company has delivered true and correct copies of its certificate of incorporation and by-laws, each as amended to date, to Parent, and as further described in Section 2.1 of the Company Disclosure Schedule (which does not constitute an exception). The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent charter documents, as applicable. Except for the entities identified in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 2.2       CAPITALIZATION; TITLE TO THE SHARES

(a) Capitalization. As of February 9, 2000, the authorized capital stock of the Company consists of (i) 45,000,000 shares of Company Common Stock, of which 13,557,276 shares were issued and outstanding, (ii) 24,047,251 shares of Company Preferred Stock, of which (x) 9,857,567 have been designated Series A Preferred Stock, 9.776,250 shares of which are issued and outstanding, (y) 7,064,684 have been designated Series B Preferred Stock, 7,064,684 shares of which are issued and outstanding, (z) 7,125,000 have been designated Series C Preferred Stock, 1,856,374 shares of which are issued and outstanding. (i) no shares of Company Common Stock or Company Preferred Stock are issued and held in the treasury of the Company, (ii) 81,317 shares of Series B Preferred Stock are reserved for issuance pursuant to outstanding Company Warrants, and (iii) except as described in
Section 2.2(a) of the Company Disclosure Schedule, 10,176,256 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options. All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options and Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of the Company Preferred Stock are as set forth in the Company's certificate of incorporation. Since the date of the filing of the Company's certificate of incorporation, there have not occurred any events that would cause any adjustment or readjustment in the applicable conversion prices of such Company Preferred Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

                  Except as set forth above, and in Schedule 2.2(b), as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights ("Voting Debt") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

                  No Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on its properties or assets. For purposes of this Agreement, "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

(b) Title to the Shares. Schedule 2.2(b) sets forth a true, complete and correct list of each legal and beneficial owner of Company securities and the number and class of such securities owned by each such holder.

Section 2.3       AUTHORITY

                  The Company has the requisite power and authority to enter into this Agreement and the other agreements set forth in the exhibits hereto (the "Ancillary Agreements") to which the Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company stockholders. This Agreement and each Ancillary Agreement to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and (iii) the enforceability of provisions requiring indemnification. The execution and delivery of this Agreement or any Ancillary Agreement by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under
(i) any provision of the certificate of incorporation or by-laws of the Company, or (ii) any Material Contract (as defined in Section 2.28) or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except as set forth in Section 2.3 of the Company Disclosure Schedule. Except for (i) applicable requirements of the hearing (the "Fairness Hearing") to be held pursuant to section 25142 of the California Corporate Securities Law of 1968, as amended (the "CSL"),
(ii) the filing of the Certificate of Merger in accordance with the requirements of Delaware Law, (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, to the best of the Company's knowledge, any applicable foreign antitrust law and (iv) if required pursuant to the provisions of
Section 5.18, the filing of a Registration Statement on Form S-4 or other appropriate SEC Form, no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government (a "Governmental Entity"), or any private third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

Section 2.4       FINANCIAL STATEMENTS

                  The Company has previously provided Parent with its audited balance sheet as of December 31, 1998 (the "Seller 1998 Balance Sheet") and its unaudited balance sheet as of December 31, 1999 (the "Seller 1999 Balance Sheet"), and the related statements of results of operations and, with respect to the audited financial statements, statements of cash flows for the fiscal year and the period then ended, including, with respect to the audited financial statements, the notes thereto (the "Financial Statements"). The Financial Statements for the year ended December 31, 1998 have been audited by Ernst & Young LLP, the Company's independent accountants. The Financial Statements fairly present, in all material respects, in accordance with United States generally accepted accounting principles ("U.S. GAAP") consistently applied, the financial position of the Company as of such dates and its results of operations and cash flows for such fiscal periods except, in the case of such unaudited statements, for normal recurring year end adjustments which adjustments will not be material, either individually or in the aggregate, and footnotes.

Section 2.5       ABSENCE OF CERTAIN CHANGES

                  Except as and to the extent set forth in the Financial Statements or in Section 2.5 of the Company Disclosure Schedule, from December 31, 1999 (the "Balance Sheet Date") to the date of this Agreement the Company has not:

(a)      suffered any Material Adverse Effect;

(b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise), except items incurred in the ordinary course of business and consistent with past practice;

(c) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Seller 1999 Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

(d) permitted or allowed any of their properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any liens, except for liens for current taxes not yet due or liens the incurrence of which would not have a Material Adverse Effect on the Company;

(e) cancelled any debts or waived any claims or rights of substantial value;

(f) sold, transferred, or otherwise disposed of any of their material properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

(g) granted any increase in the compensation or benefits of any director, officer, employee or consultant of the Company (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company, except in the case of employees other than officers of the Company, for such increases in compensation or benefits made in the ordinary course of business, consistent with past practice;

(h)      made any change in severance policy or practices;

(i) made any capital expenditure or acquired any property, plant and equipment other than in the ordinary course of business, consistent with past practice;

(j) declared, paid or set aside for payment any dividend or other distribution in respect of their respective capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

(k) made any change in any method of tax or financial accounting or accounting practice or made or changed any election for Federal, state, local or foreign tax purposes;

(l) made any tax election, settled or compromised any Federal, state, local or foreign income tax liability, or waived or extended the statute of limitations in respect of any such taxes;

(m) paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of their respective officers, directors or stockholders or any affiliate or associate of any of their officers, directors or stockholders except for directors' fees, and compensation to officers at rates not inconsistent with the Company's past practice; or

(n) agreed, whether in writing or otherwise, to take any action described in this Section 2.5.

Section 2.6       ABSENCE OF UNDISCLOSED LIABILITIES

                  Except as and to the extent provided in the Seller 1999 Balance Sheet, the Company did not have at the Balance Sheet Date any material liabilities (whether contingent or absolute, direct or indirect, known or unknown to the Company or matured or unmatured or otherwise) that were not fully reflected or fully reserved against in the Seller 1999 Balance Sheet, respectively, or incurred other than in the ordinary course of business, consistent with past practice.

Section 2.7       LITIGATION

                  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company any of its properties or any of their officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or, to the knowledge of the Company, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the Company. There is no litigation that the Company has pending against other parties.

Section 2.8       RESTRICTIONS ON BUSINESS ACTIVITIES

                  There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

Section 2.9       GOVERNMENTAL AUTHORIZATION

                  The Company have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of the Company or the holding of any such interest ((i) and (ii) are herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations would not reasonably be expected to have a Material Adverse Effect on the Company. Section 2.9 of the Company Disclosure Schedule, which does not constitute an exception, provides disclosure concerning certifications that may, to the Company's knowledge, be required in the future.

Section 2.10      [Intentionally Left Blank]

Section 2.11      TITLE TO PROPERTY

                  The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Seller 1999 Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business, consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which are reflected on the Seller 1999 Balance Sheet, including security interest disclosed on Section 2.11 of the Company's Disclosure Schedule. The property and equipment of the Company that are used in the operations of business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company are reflected in the Seller 1999 Balance Sheet to the extent U.S. GAAP requires the same to be reflected.

Section 2.12      INTELLECTUAL PROPERTY

(a) To the best knowledge of the Company and except as disclosed in Section
2.12 of the Company Disclosure Schedule, the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, Internet domain names, copyrights, mask works, and any applications therefor, trade secrets, know-how, technology, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), net lists, schematics, and tangible or intangible proprietary information or material ("Intellectual Property") that are used in or necessary for the conduct of the business of the Company as currently conducted. The Company has not, directly or indirectly (i) licensed any of its Intellectual Property to any party, (ii) entered into any agreement requiring the Company to license or otherwise provide future versions, upgrades or enhancements of its Intellectual Property, or (iii) entered into any exclusive agreements relating to its Intellectual Property with any party.

(b) Section 2.12 of the Company Disclosure Schedule sets forth a complete and accurate listing of: (i) all patents and patent applications and all registered and unregistered trademarks, service marks, and trade names, and registered Internet domain names, copyrights and mask works, included in the Intellectual Property owned by the Company including the jurisdictions in which each such Intellectual Property right subsists, has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks, service marks or copyrights, or software ("Third Party Intellectual Property Rights") in connection with the manufacture, sale, licensing or other distribution of any product of the Company or the performance of any service by the Company, other than commercially available, off-the-shelf software.

(c) To the Company's knowledge, and except as disclosed in Section 2.12 of the Company Disclosure Schedule there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property right of the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, license agreements or other agreements arising in the ordinary course of business.

(d) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the Ancillary Agreements or the performance of its obligations under this Agreement or the Ancillary Agreements, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

(e) All patents, and all registered trademarks, service marks trade names, Internet domain names and copyrights, held by the Company are valid and subsisting and there is no pending, or to the Company's knowledge, threatened judicial or administrative proceeding involving the validity, enforceability or scope thereof. The Company has not received any opinion of counsel other than as disclosed in Section 2.12 to the Company Disclosure Schedule concerning the patentability, registrability, validity, enforceability or scope of any of Intellectual Property owned by or licensed to the Company or the infringement of any Intellectual Property of any third party by the Company. The Company has not (i) received notice of any claim of infringement of any Intellectual Property right of any third party, (ii) been sued in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party, or (iii) brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacturing, marketing, licensing and sale of the Company's products or the performance of services by the Company does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company do not already own by operation of law. The Intellectual Property owned by the Company is free and clear of all liens and other encumbrances, and the Company is listed in the records of the appropriate United States, state, or foreign agency except as set forth in Section 2.12 of the Company Disclosure Schedule, as the sole owner of record for each patent, trademark, service mark, trade name, Internet domain name, copyright and mask work, and application therefor, listed in Section 2.12 of the Company Disclosure Schedule.

(g) The Company has taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All authorized use, disclosure or appropriation of Confidential Information owned by the Company ("Company Confidential Information") by or to a third party has been pursuant to the terms of a written agreement between the Company, on the one hand, and such third party, on the other hand, pursuant to which the third party undertakes to protect and not disclose the Company Confidential Information. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

Section 2.13      ENVIRONMENTAL MATTERS

(a) The Company is in full compliance with all Environmental Laws (as hereinafter defined), which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance in all respects with the terms and conditions thereof. The Company has not received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in full compliance, and, to the knowledge of the Company, there are no material circumstances that may prevent or interfere with such compliance in the future. All of the permits the Company has pursuant to Environmental Laws are listed on Section 2.13 (a) of the Company Disclosure Schedule.

(b) There are no Environmental Claims pending, alleged or, to the knowledge of the Company, threatened against the Company, or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company have retained or assumed either contractually or by operation of law.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern by or attributable to the Company, that could form the basis of any Environmental Claim against the Company or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(d) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company has stored Materials of Environmental Concern are identified in Section 2.13(d)(i) of the Company Disclosure Schedule, (ii) any underground storage tanks, and the capacity and contents of such tanks, if known to the Company, located on property owned or leased by the Company are identified in Section 2.13(d)(ii) of the Company Disclosure Schedule, (iii) except as set forth in Section 2.13(d)(iii) of the Company Disclosure Schedule, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, and (iv) no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at any property owned, leased or operated by the Company.

(e) The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws.

                           For purposes of this Agreement:

(1) "Environmental Claim" means any material claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(2) "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, but excluding materials commonly employed or wastes commonly generated in office operations and/or janitorial operations.

Section 2.14      TAXES

(a) The Company has(i) properly completed and timely filed (taking into account extensions granted without penalty and described in Section 2.14 of the Company Disclosure Schedule) all Tax Returns required to be filed by it on or before the Closing Date and (ii) paid, or where payment is not yet due, has provided adequate accruals in accordance with U.S. GAAP in the Financial Statements for all material Taxes due with respect to any period ending on or before the Closing Date. Other than Taxes accrued in the ordinary course of the Company's business and for which adequate accruals in accordance with U.S. GAAP have been made on the books and records of the Company, the Company has no material liability for unpaid Taxes accruing after the date of the latest Financial Statements. There is (i) no material claim for Taxes that is a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company and currently in effect, and
(iv) except as disclosed in Section 2.14 of the Company Disclosure Schedule, no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of section 280G or section 404 of the Code (or comparable provisions under foreign or state Tax laws). The Company has not filed nor will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any foreign or state Tax laws) apply to the Company. The Company is not a party to any Tax sharing or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement. The Company has never been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation. The Company has never been a "United States real property holding corporation" within the meaning of section 897 of the Code.

(b) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

Section 2.15      EMPLOYEE BENEFIT PLANS

(a) Section 2.15 of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the "Company Employee Plans").

(b) The Company has furnished or made available to Parent a copy of each of the Company Employee Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also furnished or made available to Parent the most recent IRS determination, notification, advisory, or opinion letter issued with respect to each such Company Employee Plan, and, to the Company's knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law. There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company. Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on the Company, and the Company or ERISA Affiliates have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any of its ERISA Affiliates is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All material contributions required to be made by the Company or ERISA Affiliates to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years. With respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to Parent (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite material governmental reports (which, to the Company's knowledge, were true and correct as of the date filed) and has properly and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service (the "IRS") or United States Department of Labor other than requests for payments in the ordinary course or requests for qualified domestic relations orders.

(d) With respect to each Company Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not in the aggregate has a Material Adverse Effect on the Company (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliates to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) except as disclosed in Section 2.15 of the Company Disclosure Schedule, accelerate the time of payment or vesting of Company Options, or increase the amount of compensation due any such employee or service provider, except, as contemplated by the Employee Agreements or any other similar agreements entered into with employees, directors, former employees or former directors of the Company with the knowledge of Parent.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliates relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financial Statements.

(g) The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h) Neither the Company nor any ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any "multi-employer plan" as defined in Section 3(37) of ERISA.

Section 2.16      CERTAIN AGREEMENTS AFFECTED BY THE MERGER

                  Neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transaction contemplated hereby or thereby will, except as disclosed in Section 2.16 of the Company Disclosure Schedule, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable by the Company or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as set forth in Section 2.16 of the Company Disclosure Schedule or as contemplated by the Employee Agreements or any other similar agreement entered into with any employee, former employee, director or former director of the Company with the knowledge of Parent. Subject to stockholder approval, no payment which will or may be made by the Company to any employee will be characterized as an "excess parachute payment" within the meaning of section 280G(b)(1) of the Code.

Section 2.17      EMPLOYEE MATTERS

                  The Company is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Company is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company, on the one hand, and any of its respective employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. The Company is not a party to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union or organize any such employees. To the Company's knowledge, no employees of the Company are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others. No key employees or officers of the Company have given notice to the Company, nor is the Company otherwise aware, that any such key employee or officer intends to terminate his or her employment with the Company.

Section 2.18      INTERESTED PARTY TRANSACTIONS

                  The Company is not indebted to any director, officer, employee or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and except as set forth in Section 2.18 to the Company Disclosure Schedule, no such person is indebted to the Company.

Section 2.19      INSURANCE

                  The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. Section 2.19 of the Company Disclosure Schedule contains a complete list of the policies and contracts of insurance maintained by the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable to date under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 2.20      COMPLIANCE WITH LAWS

                  Each of the Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on the Company.

Section 2.21      MINUTE BOOKS

                  The minute books of the Company made available to Parent contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 2.22      COMPLETE COPIES OF MATERIALS

                  The Company has delivered or made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of the Company.

Section 2.23      STOCKHOLDER AGREEMENTS; IRREVOCABLE PROXIES

                  Holders of more than (i )a majority of the outstanding shares of Company Common Stock and (ii) two-thirds of the outstanding shares of Company Preferred Stock, have agreed in writing to vote for approval of the Merger pursuant to irrevocable proxies attached as exhibits to the Stockholder Agreements.

Section 2.24      VOTE REQUIRED

                  The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and two-thirds of the outstanding shares of the Company Preferred Stock (all series voting together as a single class on an as-if converted basis) is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 2.25      BROKERS' AND FINDERS' FEES

                  Except as disclosed in Section 2.25 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.26      BOARD APPROVAL

                  The Company Board has unanimously (i) approved this Agreement, the Ancillary Agreements and the Merger, (ii) determined that the transactions contemplated herein and therein are advisable and in the best interests of the stockholders of the Company and on terms that are fair to such stockholders and (iii) recommended that the stockholders of the Company approve the Merger.

Section 2.27      CUSTOMERS AND SUPPLIERS

                  No customer which individually accounted for more than 1% of the Company's gross revenues during the 12-month period preceding the date hereof, and no supplier of the Company, has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has decreased materially its services or supplies to the Company in the case of any such supplier, or its usage of the services or products of the Company in the case of such customer, and to the Company's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company. The Company has not breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

Section 2.28      MATERIAL CONTRACTS

                  Except for the contracts and agreements described in
Section 2.28 of the Company Disclosure Schedule, and in Section 2.28 of the Company Disclosure Schedule (collectively, the "Material Contracts"), the Company is not a party to or bound by any material contract, including without limitation:

(a) any distributor, sales, advertising, agency or manufacturer's representative contract;

(b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $50,000 over the life of the contract;

(c) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement;

(d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with U.S. GAAP;

(e) any contract for capital expenditures in excess of $50,000 in the aggregate;

(f) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other "person" as that term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or, other than those entered into in the ordinary course of business, consistent with past practice, any confidentiality, secrecy or non-disclosure contract; (g) any material contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(h)      any contract with any affiliate of the Company; or

(i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

Section 2.29      NO BREACH OF MATERIAL CONTRACTS

                  All Material Contracts are in written form. The Company has in all material respects performed the obligations required to be performed by it and is entitled to all benefits under, and to its knowledge, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under the terms of any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Parent.

Section 2.30      THIRD PARTY CONSENTS

                  Section 2.30 of the Company Disclosure Schedule lists all contracts that require a novation or consent to assignment as a result of the announcement or consummation of the transactions contemplated by this Agreement in order to remain in full force an effect.

Section 2.31      MATERIAL THIRD PARTY CONSENTS

                  Section 2.31 of the Company Disclosure Schedule lists every contract which, if no novation occurs to make Parent a party thereto or if no consent to assignment is obtained, would have a Material Adverse Effect on Parent's ability to operate the business of the Company in the same manner as the business was operated by the Company prior to the Closing Date.

Section 2.32      [Intentionally Left Blank]

Section 2.33      YEAR 2000

                  All computer hardware, firmware, software, systems, databases, devices, machinery, equipment and related items (a) process calendar dates using a four-digit year format to remove chances for errors;(b) correctly process calendar dates for the leap year; and (c) perform the same during and after the year 2000 as it performed before the year 2000. The foregoing does not constitute a warranty or representation that the Company's software will be capable of recording, storing, processing, calculating and displaying correct calendar dates based on software supplied by any party other than the Company, or that the Company's software will properly interact with such third party software.

Section 2.34      TAX MATTERS

                  As of the date hereof, neither the Company nor, to the Company's knowledge, any of its affiliates has taken or agreed to take any action, nor does the Company have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

Section 2.35      [Intentionally Left Blank]

Section 2.36      [Intentionally Left Blank]

Section 2.37      STATE TAKEOVER STATUTES

                  The Board of Directors of the Company has taken all action necessary so that the provisions of section 203 of Delaware Law will not apply to the Merger, this Agreement or the other transactions contemplated hereby and no other anti-takeover statute of Delaware or any other state applies to or purports to apply to the Merger and the other transactions contemplated hereby.

Section 2.38      ACCOUNTS RECEIVABLE

                  Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

Section 2.39      REPRESENTATIONS COMPLETE

                  None of the representations or warranties made by the Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Except as disclosed in a document of even date herewith and delivered by Parent to the Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company as follows:

Section 3.1       ORGANIZATION, STANDING AND POWER

                  Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent. Parent is not in violation of any of the provisions of its certificate of incorporation or by-laws.

Section 3.2       CAPITAL STRUCTURE

                  As of the date hereof, the authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value per share, of which there were issued and outstanding as of the close of business on September 30, 1999, 62,583,964 shares of Common Stock and no shares of Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger, when so issued, will be duly authorized, validly issued, fully paid, and non-assessable.

Section 3.3       AUTHORITY

                  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each Ancillary Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. The execution and delivery of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under
(i) any provision of the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order or decree applicable to Parent or Merger Sub or the properties or assets of Parent or Merger Sub. Except for (i) the requirements of the Fairness Hearing, (ii) the filing of a Certificate of Merger, in accordance with the requirements of Delaware Law, (iii) such filings as may be required under the HSR Act and any applicable foreign antitrust law and (iv) if required pursuant to the provisions of Section 5.18, the filing of a Registration Statement on Form S-4, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof will (i) require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (ii) conflict with or result in any breach of any provision of the charter or by-laws of Parent or Merger Sub, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Parent, Merger Sub or any of their properties or assets except, in the case of clauses (i), (iii) and (iv), where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 3.4       SEC DOCUMENTS; FINANCIAL STATEMENTS

                  Parent has timely filed and made available to the Company each required statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act, definitive proxy statement, and other filings filed with the Securities and Exchange Commission (the "SEC") by Parent since July 31, 1998, and prior to the Effective Time, Parent will have furnished the Company with true and complete copies of any additional documents filed with the SEC by Parent prior to the Effective Time (collectively, the "Parent SEC Documents"). In addition, Parent has made available to the Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to the Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Parent SEC Documents complied (or will comply) in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Parent SEC Documents contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent, including the notes and schedules thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with U.S. GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

Section 3.5       ABSENCE OF UNDISCLOSED LIABILITIES

                  Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed, or contingent or otherwise) other than
(i) those set forth or adequately provided for in the Balance Sheet included in Parent's Quarterly Report on Form 10-Q for the period ended at the most recent quarter end prior to the date of this Agreement (the "Parent Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Parent Balance Sheet under U.S. GAAP and (iii) those incurred in the ordinary course of business since the date of Parent Balance Sheet and consistent with past practice.

Section 3.6       BROKER'S AND FINDERS' FEES

                  Except for the fees and expenses of CS First Boston, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.7       STOCKHOLDER APPROVAL

                  Approval of the stockholders of Parent is not required for this Agreement, the Ancillary Agreements or the Merger. The Board of Directors and sole stockholder of Merger Sub have approved this Agreement and the Merger.

Section 3.8       APPROVAL

                  The Board of Directors of Parent has approved this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

Section 3.9       TAX MATTERS

                  As of the date hereof, neither Parent nor, to Parent's knowledge, any of its affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

Section 3.10      ABSENCE OF CERTAIN CHANGES

                  Since the date of the Parent's Registration Statement on Form S-1 filed on October 28, 1999, as amended by Parent's Registration Statements on Form S-1/A filed on November 4, 1999 and November 12, 1999 through the date hereof, there has not been a Material Adverse Effect on Parent. Without limiting the foregoing, during such period, except as disclosed in Parent SEC Documents filed by Parent or as contemplated by this Agreement, (i) Parent has conducted its business in the ordinary course of business and (ii) there has not been:

(a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent;

(b) any amendment of any provision of the certificate of incorporation or by-laws of, or of any material term of any outstanding security issued by, Parent.

(c) any incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than borrowings under existing short term credit facilities not in excess of $50,000 in the aggregate;

(d) any material change in any method of accounting or accounting practice by Parent except for any such change required by reason of a change in U.S. GAAP;

(e) issuance of Parent Common Stock other than pursuant to options outstanding as of the date of Parent's S-1 and the issuance of options after such date in the ordinary course of business (and the issuance of securities pursuant thereto);

(f) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.


ARTICLE IV

                     CONDUCT PRIOR TO THE CLOSING DATE

Section 4.1       CONDUCT OF BUSINESS OF THE COMPANY

                  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent), carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and as proposed to be conducted. The Company agrees to pay to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due subject to good faith disputes over whether payment or performance is owing, and to use all reasonable efforts consistent with past practice and policies to preserve its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall not be substantially impaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of its business or consistent with past practice, and of any event which could have a Material Adverse Effect on the Company.

Section 4.2       RESTRICTION ON CONDUCT OF BUSINESS OF THE COMPANY

                  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or except as expressly contemplated by this Agreement, the Company shall not do or cause any of the following, without the prior written consent of Parent which may include E-mail correspondence:

(a) Charter Documents. Cause any amendments to the Company's certificate of incorporation or the Company's by-laws or form any subsidiaries other than for the sole purpose of facilitating the transactions described herein;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts other than in the ordinary course of business, consistent with past practice;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock or Company Preferred Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(f) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than pursuant to non-exclusive license arrangements in the ordinary course of business, consistent with past practice;

(g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Company's products or technology;

(h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except in the ordinary course of business, consistent with past practice;

(i) Indebtedness. Incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or guarantee any debt securities of others except in the ordinary course of business, consistent with past practice;

(j)      Leases.  Enter into any material lease;

(k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than ordinary course payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

(l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $100,000;

(m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

(n) Termination or Waiver. Terminate or waive any right of substantial value;

(o) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, hire any new officer level employee, incur, pay or provide any special bonus or special remuneration to any employee or director (except as disclosed in the Company Disclosure Schedule) or increase the salaries or wage rates of its employees or grant stock options to its employees other than in the normal course of business and consistent with past practice when hiring new employees, providing additional grants to current employees, and adding additional shares to the Company's option plan, all following discussion with Parent;

(p)      Severance Arrangements.  Grant any severance or termination pay
(i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof and heretofore furnished to Parent;

(q) Initiating Lawsuits. Commence legal action other than (i) for the routine collection of bills, (ii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the commencement of such a suit, or (iii) for a breach of this Agreement;

(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each such case which are material, individually or in the aggregate, to the Company's business, taken as a whole;

(s) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return other than those for which extensions have been received as set forth in the Company Disclosure Schedule or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t) Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by U.S. GAAP, or applicable statutory accounting principles;

(u) Revaluation. Except as disclosed in the Company Disclosure Schedule, revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, consistent with past practice;

(v) Year 2000 Compliance. Fail to continue in all material respects the Company's Year 2000 assessment and compliance activities, as described to Parent by the Company;

(w) Other. Agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (v) above.

Section 4.3       SOLICITATION

                  Until the earlier of the Effective Time or the termination of this Agreement, the Company and the officers, directors, employees or other agents of the Company will not, directly or indirectly, take any action to solicit, initiate or encourage any Takeover Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will promptly notify Parent after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person that has advised the Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent timely informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof, if it is not in writing. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent. Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, or (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company Board from
(A) furnishing information to, or engaging in discussions or negotiations with any person or entity in response to an unsolicited bona fide written Takeover Proposal; or (B) recommending such an unsolicited bona fide written Takeover Proposal to the stockholders of the Company, if (i) the Company Board concludes that such Takeover Proposal would constitute a Superior Proposal, and (ii) the Company Board determines in good faith that the failure to take such action would result in a breach by the Company Board of its fiduciary duties to the Company stockholders, and (iii) prior to furnishing such information to such person or entity, the Company provides written notice to Parent that the Company is furnishing information to, or entering into discussions or negotiations with, such person or entity.

                  For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of 20% or more of the outstanding shares of capital stock of the Company, or a significant portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

                  For purposes of this Agreement, "Superior Proposal" means
(i) a bona fide Takeover Proposal made by a third party that the Company Board determines in its good faith judgment to be more favorable to the Company stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company's Board is reasonably capable of being obtained by such third party.

Section 4.4       STOCKHOLDER APPROVAL

                  The Company shall take all action necessary, in accordance with Delaware Law and the Company's certificate of incorporation and the Company's bylaws, to cause its stockholders to consider and act upon this Agreement and the Merger as soon as practicable; provided, however, that the Company Board may withhold, withdraw, amend, or modify any recommendation made in favor of the Merger if a Superior Proposal is made to the Company and not withdrawn.

                  Nothing contained in Section 4.3 or this Section 4.4 shall prohibit the Company from complying with any applicable law, rule, or regulation.

Section 4.5       FURTHER INFORMATION

                  As soon as such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, the Company shall provide to Parent an unaudited balance sheet as of the end of such month and the related statements of results of operations and statements of cash flows for such period together with a list of the ages and amounts of all accounts and notes due and uncollected as of the end of such month.

ARTICLE V

                           ADDITIONAL AGREEMENTS

Section 5.1       PREPARATION OF PERMIT APPLICATION, HEARING REQUEST,
                       HEARING NOTICE AND INFORMATION STATEMENT

                  As promptly as practicable after the date hereof, Parent shall prepare, with the reasonable cooperation of the Company, and file with the Commissioner (as defined in Section 5.17) the documents required by the CSL including, but not limited to, any required Permit Application (as defined in Section 5.17), request for a hearing ("Hearing Request") or notice of a hearing ("Hearing Notice") pursuant to Sections 25121 and 25142 of the CSL (collectively, the "Notice Materials"), in connection with the Merger and the issuance of Parent Common Stock, in order to perfect the exemption from registration provided by Section 3(a)(10) of the Securities Act. Each of Parent and the Company shall use reasonable efforts to have the Permit Application, Hearing Request, and Hearing Notice declared effective under the CSL as promptly as practicable after such filing. In addition, Parent and the Company will prepare, and the Company will distribute, an information statement or proxy statement (the "Information Statement") along with the Notice Materials, as may be required by Delaware Law or California Law, at the earliest practicable date to submit this Agreement, the Merger, and the transactions contemplated hereby, to the Company stockholders. Each of the Parent and the Company will promptly provide all information relating to their respective business and operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. Each of Parent and the Company shall be solely responsible for any statement, information, or omission, in the Notice Materials relating to it or its affiliates based upon the written information furnished by it or its representatives.

Section 5.2       ACCESS TO INFORMATION

(a) The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

(d) The Company shall provide the following information to Parent at least two weeks after the date of this Agreement: (i) a complete list of the types of Tax Returns being filed by the Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) all material Tax elections filed in each jurisdiction by the Company, (v) the tax basis of the assets of the Company, (vi) any deferred intercompany gain with respect to transactions to which the Company has been a party, (vii) the accumulated earnings and profits and any loss carryovers of the Company, and (ix) receipts for any Taxes paid to foreign Tax authorities. The Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company's Tax Returns and other records and workpapers relating to Taxes.

Section 5.3       CONFIDENTIALITY

                  The parties hereto acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated February 8, 2000 (the "Confidentiality Agreement") which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. In addition, the parties hereto agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby shall be subject to the Confidentiality Agreement.

Section 5.4       PUBLIC DISCLOSURE

                  Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the National Association of Securities Dealers.

Section 5.5       CONSENTS; COOPERATION

(a) Each of Parent and the Company shall promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated hereby, including those required under the HSR Act and any applicable foreign antitrust laws. The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals under any of its material contracts for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other applicable antitrust or fair trade law.

(b) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby or any such other transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither Parent nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, (i) Parent shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Parent and (ii) the Company shall not be required to divest any of its businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Company.

Section 5.6       LEGAL REQUIREMENTS

                  Each of Parent and the Company will, and Parent will cause its subsidiaries to, take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made by them in connection with the taking of any action contemplated by this Agreement.

Section 5.7       BLUE SKY LAWS

                  Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

Section 5.8       EMPLOYEE BENEFIT PLANS; ASSUMPTION OF OPTIONS

(a) At the Effective Time, the Company Stock Option Plan, and each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plan, whether vested or unvested, will be assumed by Parent. Schedule 5.8 sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Company Stock Option Plan including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, the Company shall deliver to Parent an updated Schedule 5.8 current as of such date. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio rounded up to the nearest whole cent. Consistent with the terms of the Company Stock Option Plan and the documents governing the outstanding options under such Plans, the transactions contemplated hereby will not terminate any of the outstanding options under the Company Stock Option Plan or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon the Parent's assumption of the options hereunder, except as otherwise contemplated by the Employee Agreements and other similar agreements entered into with employees, former employees, directors or former directors with the knowledge of Parent. As soon as practicable after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Option Plan a document in form and substance satisfactory to the Company evidencing the foregoing assumption of such option by Parent.

(b) Assignment of Repurchase Options. All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Capital Stock (the "Repurchase Options") shall be assigned to Parent automatically in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio.

Section 5.9       FORM S-8

                  Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms that Parent is eligible to use) under the Securities Act with respect to the shares of Parent Common Stock subject to Company Options as soon as practicable but, in any event, within ten (10) business days following the Closing Date.

Section 5.10      LISTING OF ADDITIONAL SHARES

                  Prior to the Effective Time, Parent shall cause the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to Sections 1.7 and 5.8, including shares of Parent Common Stock issuable upon exercise of Company Options, to be authorized for listing on the Nasdaq National Market.

Section 5.11      EMPLOYEES

                  Set forth on Schedule 5.11 is a list of employees of the Company to whom Parent will require to sign the Employee Agreements substantially in the form of Exhibit J hereto. The Company shall cooperate with Parent to assist Parent in entering into the Employee Agreements with such employees.

Section 5.12      EXPENSES

                  Each party will bear its own fees, costs and expenses incurred by it in connection with the Merger and the other transactions contemplated hereby, except that such fees, costs and expenses incurred by the Company shall not exceed $12,300,000 and any amount in excess of such $12,300,000 shall be the responsibility of the stockholders of the Company out of their personal funds. In the event the Company has incurred any such fees, costs and expenses in excess of $12,300,000 and such excess amount of such costs, fees and expenses has not been paid by the stockholders of the Company as contemplated by this Section 5.12 on or before the Closing Date, then the Total Parent shares shall be reduced by a number of shares equal to the quotient of (x) the amount of such excess divided by (y) the Parent Stock Price.

Section 5.13      REASONABLE BEST EFFORTS AND FURTHER ASSURANCES

                  Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger as promptly as practicable including, but not limited to (i) the prompt preparation by Parent, with cooperation from the Company, and filing with the Commissioner of a Permit Application and the preparation and filing of all other forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing.

Section 5.14      INDEMNIFICATION

                  The provisions of this Section 5.14 are intended to be for the benefit of, and will be enforceable by, each director and officer of the Company entitled to indemnification from the Company. Parent will not permit the Company to merge or consolidate with any other entity, dissolve, or otherwise cease its corporate existence unless Parent makes adequate provisions for the assumption of the obligations imposed by this
Section 5.14. Any amendment, repeal, or modification of the provisions with respect to indemnification that are set forth in Delaware Law, the Company's certificate of incorporation and the Company's by-laws shall not in any manner affect adversely the rights thereunder of individuals who at, or at any time prior to, the Effective Time, were directors or officers of the Company. From and after the Effective Time, Parent will, for a period of four (4) years after the Closing, to the fullest extent permitted by law, cause the Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers and any indemnification provisions under Delaware Law, the Company's certificate of incorporation or the Company's bylaws as in effect immediately prior to the Effective Time.

Section 5.15      TERMINATION OF PENSION PLAN

                  If required by Parent in writing, the Company shall, immediately prior to and contingent upon the Closing Date, have terminated the Company 401(k) Plan (the "Plan") and no further contributions shall be made to the Plan. The Company shall provide to Parent (i) executed resolutions by the Company Board authorizing the termination and (ii) an executed amendment to the Plan , which in the Parent's reasonable judgment is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder.

Section 5.16      INFORMATION SUPPLIED

(a) None of the information supplied in writing by the Company for inclusion or incorporation by reference in (i) the application for a permit to issue securities to be filed with the Commissioner of Corporations of the State of California (the "Commissioner") pursuant to Section 25121 of the CSL, in connection with the issuance of shares of Parent Common Stock pursuant to the transactions contemplated hereby, including the disclosure documents relating thereto (the "Permit Application") will, at the time the Permit Application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Information Statement provided to Company stockholders in connection with obtaining stockholder approval of the Merger will, at the time it is mailed to the stockholders and at all times during which stockholder consents are solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Permit Application will comply in all material respects with the provisions of the CSL, and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference therein.

(b) None of the information supplied in writing by Parent for inclusion or incorporation by reference in (i) the Permit Application will, at the time the Permit Application is filed with the Commissioner and at the time the Fairness Hearing is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Information Statement will, at the time it is mailed to the Company stockholders and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Permit Application will comply in all material respects with the provisions of the CSL and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Permit Application or the Information Statement.

Section 5.17      ESTABLISHMENT OF OPTION POOL

                  As soon as practicable following the Closing, Parent shall authorize the grant of options to acquire 250,000 shares of Parent Common Stock. Parent agrees to grant, within five days following the Closing, such options to former employees of the Company who remain employees of the Surviving Corporation or become employees of Parent, pursuant to Parent's option plans, at exercise prices at the fair market value of Parent Common Stock at the date of grant. Parent agrees to decide the amount of the grant to each such former employee of the Company in consultation with employees of the Surviving Corporation who were, prior to the Closing, members of senior management of the Company.

Section 5.18      REGISTRATION STATEMENT

                  If, following the Fairness Hearing, a permit is not issued pursuant to the Permit Application and if required by applicable securities laws for the issuance of Parent Common Stock to holders of Company Capital Stock in the Merger in accordance with the terms and provisions of this Agreement, Parent and the Company shall cooperate either, at Parent's option, (i) to register the issuance of shares of Parent Common Stock by means of the preparation and filing with the SEC of a Registration Statement on Form S-4 or any other appropriate form to effect registration of such issuance and use best efforts to have such Registration Statement declared effective as soon as practicable after such filing or (ii) to qualify the issuance of Parent Common Stock under any available exemption from registration legally available for such issuance and then promptly to register such shares for resale on any available registration statement.

ARTICLE VI

                         CONDITIONS TO THE CLOSING

Section 6.1       CONDITIONS TO OBLIGATIONS OF EACH PARTY TO
                              EFFECT THE MERGER

                  The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under Delaware Law and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of section 280G of the Code shall have been approved by such number of stockholders of the Company as is required by the terms of section 280G(b)(5)(B) and shall be obtained in a manner which satisfies all applicable requirements of such Code section 280(G)(b)(5)(B) and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of section 1.280G-1 of such proposed regulations.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

(c) Governmental Approval. Parent, the Company and Parent's subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the several transactions contemplated hereby, and the applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) Escrow Agreement. Parent, the Company, Escrow Agent, and the Stockholders' Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D.

(e) Permit to Issue Securities; Registration Statement. Either (i) the Commissioner shall have issued the CSL Permit and the qualification thereunder shall not be the subject of any stop order or proceedings seeking a stop order and if not so issued or if issued and subject to a stop order then, in the alternative either (i) Parent's Registration Statement on Form S-4 shall have been declared effective by the SEC and the issuance of Parent Common Stock in the Merger shall not be the subject of any stop order or proceedings seeking a stop order or (ii) the issuance of Parent Common Stock pursuant to the Merger shall, in the opinion of Parent, be exempt from registration.

Section 6.2       ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY

                  The obligations to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations, Warranties and Covenants. The representations and warranties of Parent in this Agreement shall be true and correct in all respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties shall be read as if such reference to materiality or Material Adverse Effect were not contained therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any inaccuracy that does not have a Material Adverse Effect on Parent shall be disregarded and (ii) any inaccuracy that results from or relates to the taking of any action, or the failure to act, as required by this Agreement shall be disregarded) and (iii) Parent shall in all material respects have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) No Material Adverse Change. There shall have occurred no material adverse change in the assets, financial condition, business or results of operations of Parent since the date hereof; provided, however, that for purposes of this Section 6.2(b), a change in the assets, financial condition, business or results of operations of Parent which is attributable to or results from changes in general economic conditions or changes affecting the industry generally in which Parent operates shall not, in and of themselves, constitute a material adverse change in the assets, financial condition, business or results of operations of Parent.

(c) Certificate of Parent. The Company shall have received from Parent an officer's certificate certifying to the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b).

(d)      Listing of Additional Shares.   Parent shall have fulfilled its
obligations pursuant to Section 5.10.

(e) Tax Opinion. The Company shall have received a written opinion of its counsel substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for Federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code; provided, however, that if counsel to the Company does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to the Company if counsel to Parent renders such opinion to such party. In preparing such Company tax opinion, counsel may rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties shall make) reasonable representations related thereto, including without limitation representations contained in the Parent Tax Certificate and the Company Tax Certificate, substantially in the forms attached as Exhibit K and Exhibit L.

Section 6.3       ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF
                             PARENT AND MERGER SUB

                  The obligations of Parent and Merger Sub to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent or Merger Sub:

(a) Representations, Warranties and Covenants. Except as disclosed in the Company Disclosure Schedule, (i) the representations and warranties of the Company in this Agreement shall be true and correct in all respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties shall be read as if such reference to materiality or Material Adverse Effect were not contained therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) any inaccuracy that does not have a Material Adverse Effect on the Company shall be disregarded and (ii) any inaccuracy that results from or relates to the taking of any action, or the failure to act, as required by this Agreement shall be disregarded) and (iii) the Company shall in all material respects have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b) Certificate of the Company. Parent shall have received a certificate of the Company executed by an officer certifying fulfillment of the conditions set forth in Sections 6.3(a), 6.3(e) 6.3(f), 6.3(i) and 6.3(j).

(c)      Third Party Consents.

(1) Parent shall have been furnished with evidence reasonably satisfactory of the consent or approval of those persons whose consent or approval shall be required in connection with the transactions contemplated hereby under the contracts of the Company set forth on Section 2.30 of the Company Disclosure Schedule, except where failure to receive such consents or approvals would not have a Material Adverse Effect.

(2) All of the consents and approvals set forth on Section 6.3(c) of the Company Disclosure Schedule shall have been obtained.

(d) Legal Opinion. Parent shall have received a legal opinion from the Company's legal counsel, in such form as is reasonably satisfactory to Parent.

(e) No Material Adverse Changes. There shall have occurred no material adverse change in the assets, financial condition, business or results of operations of the Company since the date hereof; provided, however, that for purposes of this Section 6.3(d), a change in the assets, financial condition, business or results of operations of the Company which is attributable to or results from changes in general economic conditions or changes affecting the industry generally in which the Company operates shall not, in and of themselves, constitute a material adverse change in the assets, financial condition, business or results of operations of the Company.

(f) Resignation of Directors. The directors of the Company in office immediately prior to the Effective Time shall have resigned as directors of the Company effective as of the Effective Time, and Parent shall have received letters of resignation from such persons.

(g)      Employee Agreements.  The employees of the Company set forth on
Schedule 5.11 shall have entered into Employee Agreements with Parent and such Employee Agreements shall be in full force and effect.

(h) Dissenting Shares. Holders of Company Common Stock and Company Preferred Stock representing 90% of the aggregate number of shares of Company Common Stock on an, as-converted basis (excluding shares issuable upon the exercise of Company Options and Warrants) shall have executed a written consent to approval and adoption of the Merger Agreement and approval of the Merger or waived their rights under section 262 of Delaware Law.

(i) Submission of Expenses. Parent shall have received a statement of fees, costs and expenses (including, without limitation, fees and expenses of legal counsel and financial advisors and accountants, if any) incurred by the Company in connection with the transactions contemplated hereby.

(j) Termination of Pension Plan. If so required by Parent in writing pursuant to Section 5.15, the Company shall have terminated the Plan and Parent shall have received (i) executed resolutions by the Company Board authorizing the termination of the Plan and (ii) an executed amendment to the Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Plan shall have been maintained at the time of termination.

Section 6.4       FRUSTRATION OF CONDITIONS

                  Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.


ARTICLE VII

                     TERMINATION, AMENDMENT AND WAIVER

Section 7.1       TERMINATION

                  At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger to the stockholders of the Company, this Agreement may be terminated:

(a)      by mutual consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing shall not have occurred on or before May 31, 2000; provided, however, that in the event Parent has exercised its option, pursuant to Section 5.18, to file a Registration Statement on Form S-4 or any other appropriate SEC Form, this Agreement may not be terminated by the Company pursuant to this Section 7.1(b) so long as Parent is using its best efforts to prepare, file and have declared effective such Registration Statement; and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent, if the Company shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days of receipt by the Company of written notice of such breach; provided, however, that such uncured breach results in or is reasonably likely to result in a Material Adverse Effect on the Company.

(d) by Parent, if (i) the Company's Board shall have withdrawn or modified its recommendation of this Agreement in a manner adverse to Parent; (ii) the Company Board shall approve or recommend any Superior Proposal; (iii) the Company shall enter into any letter of intent (binding or otherwise), arrangement or agreement pursuant to which the Company accepts any Superior Proposal; or (iv) the Company or the Company Board shall have resolved to do any of the foregoing;

(e) by the Company, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days following receipt by Parent of written notice of such breach; provided, however, that such uncured breach results in or is reasonably likely to result in a Material Adverse Effect on Parent; and

(f) by Parent, Merger Sub or the Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or
(ii) if any required approval of the stockholders of the Company shall not have been obtained.

Section 7.2       EFFECT OF TERMINATION

                  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and except as provided in Section 7.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.3 (Confidentiality), Section 7.3 (Expenses), this Section 7.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement.

Section 7.3       EXPENSES

                  Subject to Sections 5.12, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense which means that, except as set forth in Section 5.12, the fees, costs and expenses of the Company shall become obligations of the Surviving Corporation from and after the Effective Time.

Section 7.4       AMENDMENT

                  The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made subsequent to adoption of this Agreement by the stockholders of the Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Capital Stock.

Section 7.5       EXTENSION; WAIVER

                  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


ARTICLE VIII

                         ESCROW AND INDEMNIFICATION

Section 8.1       ESCROW FUND

                  Within five (5) business days after the Effective Time, the Escrow Shares shall be registered in the name of, and be deposited with, State Street Bank and Trust Company of California, N.A. (its successor in interest or other institution selected by Parent with the reasonable consent of the Company) as escrow agent (the "Escrow Agent"), such deposit (together with interest and other income thereon) to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit D. The Escrow Fund shall consist of ten percent (10%) of the shares to be issued in the Merger and shall be available to compensate Parent pursuant to the indemnification obligations of the Company for Damages.

Section 8.2       INDEMNIFICATION

(a) Subject to the limitations set forth in this Article VIII, the stockholders of the Company will indemnify and hold harmless Parent and its officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees, (collectively, "Damages") arising out of (i) any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement, the Company Disclosure Schedule or any exhibit or schedule to this Agreement or (ii) except as contemplated by the Employee Agreements and other similar agreements entered into with employees, former employees, directors or former directors of the Company with the knowledge of Parent or as described in the Company Disclosure Schedules, any acceleration of vesting or lapsing of any repurchase right with respect to any stock option or share of stock held by any employee, director or other person or entity having a relationship with the Company or former employee, director or other person or entity having had a relationship with the Company, occurring as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement, or otherwise (whether or not such acceleration or lapsing is triggered by the termination of employment or any other relationship). The Escrow Fund allocated shall be the security for this indemnity obligation subject to the limitations in this Agreement.

(b) Parent and the Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares of Parent Common Stock that Parent would have agreed to issue in connection with the Merger. The right to obtain indemnification from, and only from, the Escrow Fund, pursuant to the indemnification provisions of this Section 8.2 and the Escrow Agreement shall be Parent's exclusive remedy for any breach by the Company hereof or Damages described in Section 8.2(a); provided, however, that there shall be no indemnification for any breach of any representation, warranty or covenant if the Merger does not become effective; provided, further, that the foregoing shall not limit liability for breach of this Agreement in accordance with Section 7.2.

(c) Except for Damages arising pursuant to Section 8.2(a)(ii) which shall not be subject to any indemnity threshold, Parent may not receive any shares of Parent Common Stock from the Escrow Fund unless and until one or more Officer's Certificates identifying Damages the aggregate amount of which exceeds $500,000 (the "Indemnity Threshold") have been delivered to the Escrow Agent as provided in Section 8.4 and such amount is determined pursuant to this Article VIII to be payable, in which case, Parent shall receive shares equal in value at the Parent Stock Price to the full amount of Damages. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Company shall be disregarded.

(d) Prior to asserting any claim for indemnification under this Agreement, the party seeking such indemnification must first seek reimbursement for any and all Damages from any applicable insurance coverage. The parties agree that any indemnification provided by this Agreement is not to be deemed insurance (whether primary, excess, or otherwise) for purposes of seeking reimbursement from the applicable insurance coverage.

(e) The parties agree that there shall not be any multiple recovery for any Damage.


Section 8.3       ESCROW PERIOD

                  The escrow period (the "Escrow Period") shall terminate at 11:59 p.m. Pacific Standard Time on the one-year anniversary of the Closing Date; provided, however, that a portion of the Escrow Fund, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Parent shall deliver to the Escrow Agent a certificate specifying the Closing Date.

Section 8.4       CLAIMS UPON ESCROW FUND

(a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"):

(1) stating that Damages exist in an aggregate amount greater than the Indemnity Threshold for claims against the Escrow Fund; and

(2) specifying in reasonable detail the individual items included in the amount of Damages in such claim, the date each such item was paid, properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall set aside such Parent Common Stock or other assets held in the Escrow Fund, as applicable, having a value (at the Parent Stock Price) equal to such Damages; provided, however, that each Officer's Certificate shall state Damages of not less than $250,000, except for the Officer's Certificates which Parent reasonably believes will be the final Officer's Certificate to be delivered pursuant to this Agreement (whether or not such Officer's Certificate actually is the final Officer's Certificate to be so delivered) which may be for Damages of any amount.

(b) Upon the earliest of: (i) receipt of written authorization from the Stockholders' Agent or from the Stockholders' Agent jointly with Parent to make such delivery, (ii) receipt of written notice of a final decision in arbitration of the claim, or (iii) in the event the claim set forth in the Officer's Certificate is uncontested by the Stockholders' Agent as of the close of business on the next business day following the forty-fifth (45th) day following receipt by the Escrow Agent of the Officer's Certificate; on the next business day the Escrow Agent shall deliver Parent Common Stock or other assets from the Escrow Fund to Parent.

(c) For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Parent Common Stock in the Escrow Fund shall be valued at the Parent Stock Price.

Section 8.5       OBJECTIONS TO CLAIMS

                  At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of forty-five (45) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Parent Common Stock pursuant to
Section 8.4 unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of Parent Common Stock then in the Escrow Fund in accordance with
Section 8.4, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such forty-five (45) day period.

Section 8.6       RESOLUTION OF CONFLICTS; ARBITRATION

(a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Parent made in any Officer's Certificate, Parent shall have forty-five (45) days after receipt by the Escrow Agent of an objection by the Stockholders' Agent to respond in a written statement to the objection of the Stockholders' Agent. If after such forty-five (45) day period there remains a dispute as to any claims, the Stockholders' Agent and Parent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

(b) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Parent and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 8.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. Parent, on the one hand, and the Company stockholders, on the other hand, shall each bear its/their own expenses (including, attorneys' fees and expenses) incurred in connection with any such arbitration. The Company stockholders' expenses and reasonable attorneys' fees will be paid by the Stockholders' Agent from the Escrow Fund, as provided in Section 8.7(c). In the event the arbitrator or arbitrators find in favor of Parent as to the claim in dispute, all fees, costs, and the reasonable expenses of legal counsel incurred by Parent will be charged against the Escrow Fund in addition to the amount of the disputed claim. The fees and expenses of each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by Parent, on the one hand, and the Company stockholders, out of the Escrow Fund on the other hand).

Section 8.7       STOCKHOLDERS' AGENT

(a) Timothy Haley shall be constituted and appointed as the Stockholders' Agent for and on behalf of the stockholders of the Company to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to all of the Company stockholders and to Parent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Company stockholders.

(b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c) The Stockholders' Agent will serve without compensation but will be reimbursed from the Escrow Fund for all out of pocket expenses reasonably incurred, including expenses for lawyers and accountants employed on behalf of the Company stockholders' interests in the Escrow Fund. The Stockholders' Agent may cause the Escrow Agent, at his request, to exchange shares of Parent Common Stock held, with Parent, for cash for each reimbursement. Parent will deliver such cash at a per share price equal to the price of such shares at the close of market on the next trading day preceding such exchange. In no event will the Stockholders' Agent be entitled to incur expenses reimbursable by the Escrow Fund in excess of $250,000 without the approval of Company stockholders holding a majority of the shares of the Escrow Fund and Parent which consent cannot unreasonably be withheld.

Section 8.8       ACTIONS OF THE STOCKHOLDERS' AGENT

                  A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all of the Company stockholders and shall be final, binding and conclusive upon each and every Company stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every Company stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

Section 8.9       THIRD-PARTY CLAIMS

                  In the event that Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall promptly notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Company stockholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that Parent may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 8.5 or any other provision of this Article VIII to any claim by Parent against the Escrow Fund for indemnity in the amount of such settlement.

                                ARTICLE IX

                             GENERAL PROVISIONS

Section 9.1       SURVIVAL

                  The representations and warranties of the Company contained herein shall survive until the first anniversary of the Closing Date, and the agreements set forth in this Agreement shall terminate at the Effective Time except to the extent certain agreements set forth herein by their terms call for action after the Effective Time.

Section 9.2       NOTICES

                  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)      if to Parent, to:

                              Phone.com, Inc.
                              800 Chesapeake Drive
                              Redwood City, CA  94063
                              Attention:         Chief Executive Officer
                              Facsimile No.:     (650) 817-1693

                           with a copy to:

                              Skadden, Arps, Slate, Meagher & Flom LLP
                              525 University Avenue - Suite 220
                              Palo Alto, CA  94301
                              Attention:          Kenton J. King
                              Facsimile No.:      (650) 470-4570

(b)      if to the Company, to:

                              Onebox.com, Inc.
                              2655 Campus Drive, 2nd Floor
                              San Mateo, CA  94403
                              Attention:          Ross Bott
                              Facsimile No.:      (650) 356-0586

                           with a copy to (not notice):

                              Gunderson Dettmer Stough Villeneuve
                              Franklin & Hachigian
                              155 Constitution Drive
                              Menlo Park, CA  94025
                              Attention:          Scott C. Dettmer
                              Facsimile No.:      (650) 321-2800

(c)      if to the Stockholders' Agent, to:

                              Timothy Haley
                              Redpoint Ventures
                              3000 Sand Hill Road
                              Building 2, Suite 290
                              Menlo Park, CA 94025
                              Attention:          Timothy Haley
                              Facsimile No.:      (650) 854-5762

                           with a copy (not notice) to:

                              Gunderson Dettmer Stough Villeneuve
                              Franklin & Hachigian
                              155 Constitution Drive
                              Menlo Park, CA  94025
                              Attention:          Scott C. Dettmer
                              Facsimile No.:      (650) 321-2800

Section 9.3       INTERPRETATION

                  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4       COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5       ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST

                  This Agreement, the Ancillary Agreements and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) except as specifically stated in a particular section of the transaction documents referred to above, are not intended to confer upon any other person any rights or remedies hereunder, (c) except by operation of the Merger, shall not be assigned by operation of law or otherwise except as otherwise specifically provided, and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.6       SEVERABILITY

                  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.7       SOLE REMEDY; MAXIMUM AGGREGATE LIABILITY

                  Other than rights to equitable relief provided under the Confidentiality Agreement to the extent available, Parent's, Merger Sub's, and any and all Indemnified Person's, sole remedy for any and all matters arising out of, related to, or in connection with this Agreement, the other agreements, certificates, and documents delivered pursuant to this Agreement, or the transactions contemplated hereby, shall be limited to (i) the indemnification rights set forth in Article VIII (subject to the limitations contained therein), pursuant to which the only recourse for such indemnification is from the Escrow Fund, or (ii) in the case of termination of this Agreement, the effects set forth in Section 7.2. Parent, Merger Sub, and any and all Indemnified Person's, shall have no remedy against any Company stockholder or any member of the Company Board, except for fraud with intent, in which case only the person perpetrating such fraud shall be personally liable.

Section 9.8       GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 9.9       RULES OF CONSTRUCTION

                  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.10      SPECIFIC PERFORMANCE

                  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.11      DESCRIPTIVE HEADINGS

                  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.


                          [SIGNATURE PAGE FOLLOWS]




                  IN WITNESS WHEREOF, the Company, Parent, Merger Sub, and the Stockholders' Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                           ONEBOX.COM, INC.


                           By: /s/ Ross Bott
                               ---------------------------------------

                           Name: Ross Bott

                           Title: President & CEO


                           PHONE.COM, INC.


                           By: /s/ Alain Rossmann
                               ---------------------------------------

                           Name:  Alain Rossmann

                           Title: Chairman & CEO


                           ONYX ACQUISITION CORP.

                           By: /s/ Kennen D. Hagen
                               ---------------------------------------

                           Name: Kennen D. Hagen

                           Title: VP Corp. Dev.

                           TIMOTHY HALEY

                           /s/ Timothy M. Haley
                           ------------------------------------------
                           As Stockholders' Agent


                           Name: Timothy M. Haley

                           Title: Managing Director VP